Exhibit 99.1

Newmont Announces Full Year and Fourth Quarter 2016 Results

DENVER--(BUSINESS WIRE)--February 21, 2017--Newmont Mining Corporation (NYSE: NEM) (Newmont or the Company) announced full year 2016 results that demonstrated improved operational and financial performance. Excluding Newmont’s share of PTNNT which was sold last November, the Company:

  Net income (loss): Delivered GAAP net income (loss) attributable to shareholders from continuing operations of $(220) million or $(0.41) per diluted share and adjusted net income1 of $619 million or $1.16 per diluted share
  EBITDA: Generated $2.4 billion in adjusted EBITDA2, up 25 percent from the prior year
  Cash flow: Increased net cash from continuing operations to $1.9 billion and more than doubled free cash flow3 to $784 million
  Gold costs applicable to sales (CAS): Reported slightly higher CAS of $682 per ounce4 reflecting lower grades at Yanacocha and higher non-cash inventory costs at Yanacocha and Ahafo
  Gold all-in sustaining costs (AISC)5: Lowered gold AISC for the fourth consecutive year to $912 per ounce, or two percent lower than 2015
  Attributable gold production: Produced 4.9 million ounces of gold, up seven percent from the prior year
  Portfolio improvements: Built Merian and Long Canyon $200 million below budget; delivered expansions and the investment case at Cripple Creek & Victor; progressed profitable expansions at Tanami and Northwest Exodus; generated $920 million in gross cash proceeds from the sale of Newmont’s stake in PTNNT; and added 10 million ounces of higher grade reserves and resources by the drill bit
  Financial strength: Reduced net debt to $1.9 billion, ending the year with $2.8 billion cash on hand and an industry leading financial profile
  Outlook: Updating guidance to include profitable gold production of between 4.5 and 5.4 million ounces over the next five years and a leading project pipeline that supports long-term value creation

“We continued to make Newmont a safer and more profitable business in 2016, with differentiated cash flow, financial strength and growth prospects,” said Gary Goldberg, President and Chief Executive Officer. “We increased adjusted EBITDA by 25 percent to $2.4 billion and more than doubled free cash flow to nearly $800 million on the back of superior operational performance. We invested these proceeds with an eye to long-term value creation – building two mines, advancing profitable expansions in the Americas and Australia, and adding higher grade ounces to our reserve base. Work to optimize our portfolio culminated in the sale of our PTNNT stake for $920 million. These proceeds helped us retire more than $1.3 billion in debt, improve our liquidity and increase dividends. Our plans for 2017 and beyond remain focused on improving our underlying business, strengthening our portfolio and creating value for shareholders.”

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1 Non-GAAP measure. See end of release for reconciliation to Net income (loss) attributable to Newmont stockholders.
2 Non-GAAP measure. See end of release for reconciliation to Net income (loss) attributable to Newmont stockholders.
3 Non-GAAP measure. See end of release for reconciliation to Net cash provided by operating activities.
4 Non-GAAP measure. See end of release for reconciliation to Costs applicable to sales.
5 Non-GAAP measure. See end of release for reconciliation to Costs applicable to sales.

Fourth quarter 2016 results represented significant improvements from the prior year quarter excluding non-recurring costs associated with increased Yanacocha closure liability estimates and a related non-cash impairment charge announced on December 13, 2016:

  Net income (loss): Delivered GAAP net income (loss) attributable to shareholders from continuing operations of $(391) million, or $(0.73) per share, due to higher closure liability and impairment charges at Yanacocha and adjusted net income of $133 million, or $0.25 per share, up from $(0.03) in the prior year quarter;
  EBITDA: Doubled adjusted EBITDA to $629 million
  Cash flow: More than doubled net cash from continuing operations to $590 million and increased free cash flow to $289 million
  Gold CAS: Reduced gold CAS by five percent to $681 per ounce
  Gold AISC: Reduced AISC by 11 percent to $918 per ounce
  Attributable gold production: Increased gold production by 17 percent to 1.3 million ounces
  Shareholder returns: Doubled the fourth quarter dividend to $0.05 per share, in line with Newmont’s improved gold price-linked dividend policy

Full Year and Fourth Quarter 2016 Summary Results

GAAP Net income (loss) attributable to Newmont stockholders from continuing operations was $(220) million, or $(0.41) per share for the year, down from $(1) million for the prior year. GAAP Net income (loss) was $(391) million, or $(0.73) per share for the fourth quarter, down from $(276) million or $(0.54) per share in the prior year quarter.

Adjusted net income improved 89 percent to $619 million or $1.16 per diluted share for the year with higher gold production and favorable pricing more than offsetting slightly higher CAS (see below). This excludes a non-cash impairment charge at Yanacocha of $970 million related to the increased closure costs which extend over decades of reclamation. Newmont continues to study further oxide and sulfide developments to defer or potentially lower these costs. Fourth quarter adjusted net income of $133 million, or $0.25 per diluted share was up from $(0.03) in the prior year quarter and also excluded the closure liability and impairment charges at Yanacocha.

Revenue rose ten percent to $6.7 billion for the year and 23 percent to $1.8 billion for the quarter on higher gold sales and improved pricing.

Average realized gold price6 improved around $100 to $1,243 per ounce for the full year and $1,193 per ounce for the fourth quarter, respectively.

Attributable gold production increased seven percent to 4.9 million ounces for the year supported by new production from Merian and Long Canyon; a full year of production at Cripple Creek & Victor and Carlin’s Turf Vent Shaft; and productivity improvements at Kalgoorlie. These ounces offset the impacts of declining production at Yanacocha and geotechnical issues at Carlin. Fourth quarter production improved 17 percent to 1.3 million ounces with production at Merian, Long Canyon and Cripple Creek & Victor offsetting grade reduction at Yanacocha.

Gold CAS totaled $3.5 billion for the year and $976 million for the quarter. Gold CAS per ounce rose three percent to $682 per ounce for the year and five percent to $681 per ounce for the quarter due primarily to lower grades and higher non-cash inventory costs at Yanacocha and Ahafo. These impacts were partially offset by lower-cost ounces from Long Canyon, Merian and Cripple Creek & Victor; and favorable oil prices and exchange rates.

Gold AISC improved two percent to $912 per ounce for the year, on lower sustaining capital and non-cash asset retirement costs, and 11 percent to $918 per ounce for the quarter on lower sustaining capital and advanced projects spend.

Attributable copper production from Phoenix and Boddington decreased five percent to 54,000 tonnes for the year; fourth quarter production of 13,000 tonnes was largely unchanged from the prior year.

Copper CAS totaled $225 million for the year and $60 million for the quarter. Copper CAS per pound rose eight percent to $1.95 per pound for the year, and rose eleven percent to $1.88 per pound for the quarter on lower volumes.

Copper AISC rose seven percent to $2.30 per pound for the year, and 11 percent to $2.31 per pound for the quarter, on increased unit CAS and lower volumes.

Capital expenditures7 decreased 14 percent from the prior year and 29 percent from the prior quarter as growth projects such as Merian and Long Canyon moved into commercial production.

Consolidated operating cash flow from continuing operations rose 21 percent to $1.9 billion for the year and more than doubled to $590 million for the quarter on increased sales and improved gold pricing. Free cash flow more than doubled to $784 million for the year with lower capital expenditures more than offsetting increases in working capital, and increased to $289 million for the quarter on improved production and pricing, CAS efficiencies and lower capital.

Balance Sheet improved through $1.3 billion of debt repayment. Newmont ended the year with $2.8 billion cash on hand, a leverage ratio of 0.8x net debt to adjusted EBITDA and one of the best credit ratings in the mining sector. The Company is committed to maintaining an investment grade credit profile.

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6 Non-GAAP measure. See end of release for reconciliation to Sales.
7 Capital expenditures refers to Additions to property plant and mine development from the statements of consolidated cash flows.

Projects update

Newmont’s capital-efficient project pipeline supports stable production with improving margins and mine life. Near-term projects are presented below. Funding for the Tanami Expansion Project has been approved. The remaining projects represent incremental improvements to production and cost guidance.

  Tanami Expansion (Australia) includes a second decline in the mine and incremental capacity in the plant to increase profitable production and serve as a platform for future growth. The project is on track to reach commercial production in mid-2017 and will maintain Tanami’s annual gold production at 425,000 to 475,000 ounces at AISC of between $700 and $750 per ounce for the first five years of production. Capital costs are estimated at between $100 and $120 million with expenditure of $30 to $50 million in 2017.
  Subika Underground (Africa) leverages existing infrastructure and an optimized approach to develop Ahafo’s most promising underground resource. A project decision is expected in the first half of 2017 with first production in the second half of 2017 and commercial production beginning in late 2018. The expansion would increase average annual gold production by between 150,000 and 200,000 ounces per year for the first five years beginning in 2019, with an initial mine life of approximately 11 years. Capital costs for the project are estimated at between $150 and $200 million with expenditure of $80 to $90 million in 2017.
  Ahafo Mill Expansion (Africa) is designed to maximize resource value by improving production margins and accelerating stockpile processing. The project also supports profitable development of Ahafo’s highly prospective underground resource. A project decision is expected in the first half of 2017 with first production beginning in 2019. The expansion would increase average annual gold production by between 75,000 and 100,000 ounces per year for the first five years beginning in 2020. Capital costs for the project are estimated at between $140 and $180 million with expenditure of approximately $40 to $50 million in 2017.
  Quecher Main (South America) would add oxide production at Yanacocha, and serve as a bridge to development of Yanacocha’s considerable sulfide deposits. A project decision is expected in the second half of 2017 with first production in 2019. Quecher extends the life of the Yanacocha operation to 2025 with average annual gold production of approximately 200,000 ounces per year between 2020 and 2025 (100 percent basis). Capital costs for the project are estimated at between $275 and $325 million with expenditure of $5 to $10 million in 2017.
  Twin Underground (North America) is a portal mine beneath Twin Creek’s Vista surface mine with similar mineralization. A project decision is expected in the second half of 2017 with first production in 2018. The expansion would add about 30,000 ounces per year for the first five years. Capital costs for the project are estimated at between $10 and $20 million.

Outlook

Newmont’s outlook reflects steady gold production and ongoing investment in its current assets and best growth prospects. Investments to explore and develop promising expansions and to address previously announced geotechnical issues at Carlin and changes to cost allocation between gold and copper are expected to slightly increase the Company’s 2017 and 2018 gold cost outlook. Newmont does not include potential cost and efficiency improvements in its outlook beyond 2017, nor does it include projects that have not yet been funded or reached the execution stage – both of which represent upside to guidance. Economic assumptions include $1,200 per ounce gold, $2.25 per pound copper, $55 per barrel WTI and $0.75 AUD-USD exchange rate.

Attributable gold production — Outlook is in line with previously published five-year guidance and expected to increase to between 4.9 and 5.4 million ounces in 2017 as full year production at Merian and Long Canyon more than offsets declines at Twin Creeks and Yanacocha. Longer-term production of between 4.5 and 5.0 million ounces is expected with production from Long Canyon and Ahafo partly offsetting declines at maturing assets. Expansion projects at Ahafo, Yanacocha and Twin Creeks represent upside to both production and cost guidance.

  North America production increases to between 2.0 and 2.2 million ounces in 2017 with a full year of operations at Long Canyon offsetting the impact of higher planned stripping at Twin Creeks. Production declines slightly to between 1.9 and 2.1 million ounces in 2018 and between 1.8 and 2.0 million ounces in 2019 due to planned stripping at Carlin and continued stripping at Twin Creeks. Both sites return to higher production levels in 2020.
  South America production is expected to increase from between 630,000 and 690,000 ounces in 2017 to between 625,000 and 725,000 ounces in 2018 with full production at Merian and then to decrease to between 500,000 and 600,000 ounces in 2019 due to declining production from Yanacocha and higher stripping at Merian. Quecher Main at Yanacocha represents additional upside currently not captured in guidance. The Company continues to advance oxide and sulfide potential at Yanacocha.
  Australia production is expected to remain relatively stable in 2017 and 2018 at between 1.5 and 1.7 million ounces dropping slightly to between 1.4 and 1.6 million ounces in 2019 as Boddington stripping results in lower grades and lower production before returning to higher production levels in 2020. The Company is studying a further expansion at Tanami which represents additional upside not currently captured in guidance.
  Africa production is expected to decrease from between 715,000 and 775,000 ounces in 2017 to between 650,000 and 750,000 ounces in 2018 as softer ores and higher grade stockpiles are depleted at Akyem. Production is then expected to increase to between 825,000 and 925,000 ounces in 2019 as Ahafo reaches higher grade ore in the Subika pit. The Company continues to advance the Subika Underground and Ahafo Mill Expansion projects that represent additional upside currently not captured in guidance. A decision on these projects is expected in the first half of 2017.

Gold cost outlook – CAS is expected to be between $700 and $750 per ounce in 2017 and between $700 and $800 per ounce in 2018, before any portfolio improvements. We expect longer term CAS to improve to $650 and $750 per ounce. AISC is expected to be between $940 and $1,000 per ounce in 2017 and between $950 and $1,050 per ounce in 2018, excluding further cost and efficiency improvements expected through the Company’s ongoing Full Potential program. Longer-term AISC is forecast to improve to between $880 and $980 per ounce as increased production from Ahafo and Long Canyon – combined with ongoing productivity, cost and capital improvements – is expected to more than offset inflation and partially counter the effects of lower grades.

  North America CAS per ounce is expected to increase from between $705 and $755 to between $750 and $850 in 2018 and 2019. North America AISC per ounce is expected to increase from between $905 and $980 in 2017 to between $950 and $1,050 in 2018 before lowering to between $930 and $1,030 in 2019. The cost increases are a result of planned stripping at Carlin combined with lower grades at Twin Creeks and CC&V.
  South America CAS per ounce is expected to decrease from between $675 and $725 in 2017 to between $650 and $750 in 2018 and decrease again to between $575 and $675 in 2019. AISC per ounce is expected to decrease from between $880 and $980 in 2017 to between $850 and $950 for 2018 and to between $810 and $910 in 2019. Costs decrease as lower cost production from Merian replaces higher cost production from Yanacocha. Yanacocha reaches higher grade ore in Tapado Oeste in 2019.
  Australia CAS per ounce is expected to increase from between $660 and $710 in 2017 to between $675 and $775 in 2018 and 2019. AISC per ounce is expected to increase from between $820 and $880 to between $850 and $950 in 2018 and 2019. Higher costs are a result of lower grades at Tanami, lower grades as a result of stripping at Boddington and treatment of additional lower grade stockpile ore at Kalgoorlie in 2019.
  Africa CAS per ounce is expected to increase from between $780 and $830 in 2017 to between $800 and $900 in 2018 before falling to between $475 and $575 in 2019. AISC per ounce is expected to increase from between $950 and $1,010 in 2017 to between $1,000 and $1,100 in 2018 before falling to between $680 and $780 in 2019. Costs increase due to Akyem processing harder, lower-grade ore. This is more than offset as Ahafo reaches higher-grade ore in the Subika pit in 2019.

Copper — Together, Boddington and Phoenix are expected to produce between 40,000 and 60,000 tonnes of copper per year in line with previous guidance excluding Batu Hijau. In 2017, copper costs are expected to be between $1.45 and $1.65 per pound CAS and between $1.85 and $2.05 per pound AISC. Longer term, copper CAS is expected to average between $1.50 and $1.90 per pound and AISC is expected to average between $1.85 and $2.15 per pound, well below previous guidance due to a shift in allocation of costs between copper and gold.

Capital — Total capital is expected to be between $800 and $900 million in 2017, covering the remaining capital for Northwest Exodus and the Tanami Expansion Project. 2017 sustaining capital outlook of between $600 and $700 million represents a 24 percent reduction from previously published guidance due to cost savings and deferrals. Newmont expects to reach development decisions on Ahafo Mill Expansion, Subika Underground, Quecher Main and Twin Underground projects later this year. These projects are currently excluded from outlook. Longer-term sustaining capital is expected to be approximately $600 to $700 million per year.

Outlooka

										Consolidated
										All-in			Consolidated
2017	Consolidated			Attributable			Consolidated			Sustaining			Total Capital
	Production			Production			CAS			Costs[b]			Expenditures
	(Koz, Kt)			(Koz, Kt)			($/oz, $/lb)			($/oz, $/lb)			($M)
North America
Carlin	935	–	1,000	935	–	1,000	795	–	845	1,030	–	1,090	195	–	215
Phoenix[c]	200	–	220	200	–	220	875	–	925	1,070	–	1,130	25	–	35
Twin Creeks[d]	350	–	380	350	–	380	600	–	650	715	–	765	30	–	40
CC&V	400	–	450	400	–	450	610	–	660	730	–	780	30	–	40
Long Canyon	130	–	170	130	–	170	445	–	495	470	–	520	10	–	20
Other North America													20	–	30
Total	2,040	–	2,200	2,040	–	2,200	705	–	755	905	–	980	290	–	370

South America
Yanacocha[e]	530	–	560	260	–	300	845	–	895	1,040	–	1,110	35	–	55
Merian	470	–	520	350	–	390	500	–	540	560	–	610	85	–	125
Other South America
Total	1,000	–	1,080	630	–	690	675	–	725	880	–	980	120	–	175

Australia
Boddington	735	–	785	735	–	785	740	–	790	870	–	920	85	–	95
Tanami	405	–	480	405	–	480	575	–	645	785	–	855	110	–	120
Kalgoorlie[f]	375	–	425	375	–	425	585	–	635	665	–	715	15	–	25
Other Australia
Total	1,520	–	1,695	1,520	–	1,695	660	–	710	820	–	880	215	–	250

Africa
Ahafo	305	–	335	305	–	335	990	–	1,045	1,135	–	1,215	30	–	45
Akyem	405	–	435	405	–	435	625	–	665	745	–	795	30	–	40
Other Africa
Total	715	–	775	715	–	775	780	–	830	950	–	1,010	50	–	80

Corporate/Other													15	–	20
Total Gold[g]	5,275	–	5,770	4,890	–	5,370	700	–	750	940	–	1,000	800	–	900

Phoenix	10	–	20	10	–	20	1.50	–	1.70	1.95	–	2.15
Boddington	30	–	40	30	–	40	1.40	–	1.60	1.75	–	1.95
Total Copper	40	–	60	40	–	60	1.45	–	1.65	1.85	–	2.05

Consolidated Expense Outlook[h]
General & Administrative			$225	–	$250
Interest Expense			$210	–	$250
DD&A			$1,325	–	$1,425
Exploration and Projects			$325	–	$375
Sustaining Capital			$600	–	$700
Tax Rate			28%	–	34%

a2017 Outlook in the table above are considered “forward-looking statements” and are based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2017 Outlook assumes $1,200/oz Au, $2.25/lb Cu, $0.75 USD/AUD exchange rate and $55/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, AISC and capital estimates exclude projects that have not yet been approved, (Twin Underground, Ahafo Mill Expansion and Subika Underground). The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Such assumptions may prove to be incorrect and actual results may differ materially from those anticipated. See cautionary note at the end of the release.
bAll-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric defined as the sum of costs applicable to sales (including all direct and indirect costs related to current gold production incurred to execute on the current mine plan), remediation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, treatment and refining costs, other expense, net of one-time adjustments and sustaining capital. See reconciliation at the end of the release.
cIncludes Lone Tree operations.
dIncludes TRJV operations.
eConsolidated production for Yanacocha is presented on a total production basis for the mine site; attributable production represents a 51.35% interest. Yanacocha CAS and AISC guidance adjusted for La Quinua leach pad revision.
fBoth consolidated and attributable production are shown on a pro-rata basis with a 50% ownership for Kalgoorlie.
gProduction outlook does not include equity production from stakes in TMAC (29.2%) or La Zanja (46.94%).
hConsolidated expense outlook is adjusted to exclude extraordinary items. For example, the tax rate outlook above is a consolidated adjusted rate, which assumes the exclusion of certain tax valuation allowance adjustments. Beginning in 2016, regional general and administrative expense is included in total general and administrative expense (G&A) and community development cost is included in CAS.

	Three Months Ended December 31,			Years Ended December 31,
Operating Results	2016	2015	% Change	2016	2015	% Change
Attributable Sales (koz, kt)
Attributable gold ounces sold	2,561	2,378	8%	4,865	4,603	6%
Attributable copper tonnes sold	28	31	(10)%	52	58	(10)%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,193	$1,093	9%	$1,243	$1,149	8%
Average realized copper price	$2.49	$1.93	29%	$2.15	$2.17	(1)%

Attributable Production (koz, kt)
North America	551	427	29%	2,024	1,643	23%
South America	166	108	54%	414	471	(12)%
Asia Pacific	396	393	1%	1,641	1,665	(1)%
Africa	210	201	4%	819	805	2%
Total Gold	1,323	1,129	17%	4,898	4,584	7%

North America	4	5	(20)%	19	21	(10)%
Asia Pacific	9	9	—%	35	36	(3)%
Total Copper	13	14	(7)%	54	57	(5)%

CAS Consolidated ($/oz, $/lb)
North America	$721	$823	(12)%	$702	$758	(7)%
South America	631	717	(12)%	759	607	25%
Asia Pacific	642	673	(5)%	630	667	(6)%
Africa	768	579	33%	666	522	28%
Total Gold	$681	$718	(5)%	$682	$663	3%
Total Gold (by-product)	$668	$712	(6)%	$677	$653	4%

North America	$2.44	$2.14	14%	$2.48	$1.97	26%
Asia Pacific	1.68	1.58	6%	1.67	1.71	(2)%
Total Copper	$1.88	$1.69	11%	$1.95	$1.80	8%

AISC Consolidated ($/oz, $/lb)
North America	$884	$1,087	(19)%	$869	$979	(11)%
South America	844	1,203	(30)%	1,052	949	11%
Asia Pacific	844	860	(2)%	786	818	(4)%
Africa	929	806	15%	833	718	16%
Total Gold	$918	$1,036	(11)%	$912	$933	(2)%
Total Gold (by-product)	$914	$1,042	(12)%	$915	$932	(2)%

North America	$2.80	$2.36	18%	$2.88	$2.30	25%
Asia Pacific	2.09	1.96	7%	2.00	2.06	(3)%
Total Copper	$2.31	$2.08	11%	$2.30	$2.15	7%

NEWMONT MINING CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions except per share)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015

Sales	$1,789	$1,452	$6,711	$6,085

Costs and expenses
Costs applicable to sales (1)	1,036	969	3,772	3,578
Depreciation and amortization	328	310	1,220	1,102
Reclamation and remediation	112	188	179	253
Exploration	41	41	148	156
Advanced projects, research and development	29	39	134	126
General and administrative	55	61	233	241
Impairment of long-lived assets	974	50	977	56
Other expense, net	7	49	58	116
	2,582	1,707	6,721	5,628
Other income (expense)
Other income, net	(24)	(1)	69	135
Interest expense, net	(69)	(71)	(273)	(297)
	(93)	(72)	(204)	(162)
Income (loss) before income and mining tax and other items	(886)	(327)	(214)	295
Income and mining tax benefit (expense)	(8)	(89)	(563)	(391)
Equity income (loss) of affiliates	(5)	(11)	(13)	(45)
Income (loss) from continuing operations	(899)	(427)	(790)	(141)
Income (loss) from discontinued operations, net of tax	92	69	(133)	445
Net income (loss)	(807)	(358)	(923)	304
Net loss (income) attributable to noncontrolling interests , net of tax
Continuing operations	508	151	570	140
Discontinued operations	(45)	(47)	(274)	(224)
	463	104	296	(84)
Net income (loss) attributable to Newmont stockholders	$(344)	$(254)	$(627)	$220

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$(391)	$(276)	$(220)	$(1)
Discontinued operations	47	22	(407)	221
	$(344)	$(254)	$(627)	$220
Income (loss) per common share
Basic:
Continuing operations	$(0.73)	$(0.54)	$(0.41)	$—
Discontinued operations	0.08	0.04	(0.77)	0.43
	$(0.65)	$(0.50)	$(1.18)	$0.43
Diluted:
Continuing operations	$(0.73)	$(0.54)	$(0.41)	$—
Discontinued operations	0.08	0.04	(0.77)	0.43
	$(0.65)	$(0.50)	$(1.18)	$0.43

Cash dividends declared per common share	$0.050	$0.025	$0.125	$0.100

(1) Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Operating activities:
Net income (loss)	$(807)	$(358)	$(923)	$304
Adjustments:
Depreciation and amortization	328	310	1,220	1,102
Stock-based compensation	16	19	70	77
Reclamation and remediation	108	185	168	246
Loss (income) from discontinued operations	(92)	(69)	133	(445)
Impairment of long-lived assets	974	50	977	56
Impairment of investments	—	13	—	115
Deferred income taxes	(22)	66	434	198
Gain on asset and investment sales, net	1	(9)	(108)	(118)
Gain on deconsolidation of TMAC	—	—	—	(76)
Other operating adjustments and inventory write-downs	142	101	436	335
Net change in operating assets and liabilities	(58)	(24)	(490)	(206)
Net cash provided by operating activities of continuing operations	590	284	1,917	1,588
Net cash provided by operating activities of discontinued operations (1)	43	(12)	869	557
Net cash provided by operating activities	633	272	2,786	2,145
Investing activities:
Additions to property, plant and mine development	(301)	(422)	(1,133)	(1,311)
Proceeds from sale of Batu Hijau	920	—	920	—
Proceeds from sales of investments	11	—	195	29
Proceeds from sales of other assets	1	77	9	203
Acquisitions, net	(6)	(4)	(6)	(823)
Other	2	(2)	(19)	(49)
Net cash used in investing activities of continuing operations	627	(351)	(34)	(1,951)
Net cash used in investing activities of discontinued operations	(5)	(38)	(46)	(90)
Net cash used in investing activities	622	(389)	(80)	(2,041)
Financing activities:
Repayment of debt	(535)	(2)	(1,312)	(229)
Dividends paid to noncontrolling interests	—	—	(146)	(3)
Dividends paid to common stockholders	(26)	(14)	(67)	(52)
Funding from noncontrolling interests, net	5	20	63	109
Acquisition of noncontrolling interests	—	—	(19)	(8)
Proceeds from stock issuance, net	—	—	—	675
Proceeds from sale of noncontrolling interests	—	—	—	37
Other	2	—	1	—
Net cash provided by (used in) financing activities of continuing operations	(554)	4	(1,480)	529
Net cash used in financing activities of discontinued operations	(2)	(69)	(321)	(233)
Net cash provided by (used in) financing activities	(556)	(65)	(1,801)	296
Effect of exchange rate changes on cash	(3)	(1)	1	(22)
Net change in cash and cash equivalents	696	(183)	906	378
Less net cash provided by (used in) Batu Hijau discontinued operations	39	(116)	513	246
	657	(67)	393	132
Cash and cash equivalents at beginning of period	2,099	2,430	2,363	2,231
Cash and cash equivalents at end of period	$2,756	$2,363	$2,756	$2,363
(1)	Net cash provided by operating activities of discontinued operations includes $(3) and $(3) for the three months ended December 31, 2016 and 2015, respectively, and $(11) and $(12) for the years ended December 31, 2016 and 2015, respectively, related to the Holt property royalty that was paid out of cash and cash equivalents held for use.

NEWMONT MINING CORPORATION CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At December 31,	At December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$2,756	$2,363
Trade receivables	127	81
Other accounts receivables	216	134
Investments	56	19
Inventories	617	561
Stockpiles and ore on leach pads	763	782
Other current assets	142	83
Current assets held for sale	—	960
Current assets	4,677	4,983
Property, plant and mine development, net	12,485	13,210
Investments	227	402
Stockpiles and ore on leach pads	1,864	1,896
Deferred income tax assets	1,331	1,712
Other non-current assets	447	445
Non-current assets held for sale	—	2,482
Total assets	$21,031	$25,130

LIABILITIES
Debt	$566	$9
Accounts payable	320	315
Employee-related benefits	304	278
Income and mining taxes payable	153	38
Other current liabilities	407	487
Current liabilities held for sale	—	289
Current liabilities	1,750	1,416
Debt	4,049	5,854
Reclamation and remediation liabilities	2,029	1,555
Deferred income tax liabilities	592	538
Employee-related benefits	411	409
Other non-current liabilities	326	310
Non-current liabilities held for sale	—	756
Total liabilities	9,157	10,838

EQUITY
Common stock	849	847
Additional paid-in capital	9,490	9,427
Accumulated other comprehensive income (loss)	(334)	(334)
Retained earnings	716	1,410
Newmont stockholders' equity	10,721	11,350
Noncontrolling interests	1,153	2,942
Total equity	11,874	14,292
Total liabilities and equity	$21,031	$25,130

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. The net income (loss) adjustments are generally presented net of tax at the Company’s statutory effective tax rate of 35% and net of our partners’ noncontrolling interests when applicable. The impact of the adjustments through the Company’s valuation allowance is included in Tax adjustments. Valuation allowance is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses and disallowed foreign losses. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss) attributable to Newmont stockholders	$(344)	$(254)	$(627)	$220
Loss (income) attributable to Newmont stockholders from discontinued operations (1)
Holt property royalty obligation	(22)	7	50	(27)
Batu Hijau operations	(48)	(29)	(243)	(194)
Loss on sale of Batu Hijau	23	—	600	—
Net income (loss) attributable to Newmont stockholders from continuing operations	(391)	(276)	(220)	(1)
Impairment of investments (2)	—	8	—	74
Impairment of long-lived assets (3)	334	18	336	22
Restructuring and other (4)	4	3	18	17
Acquisition costs (5)	(1)	2	6	12
Loss (gain) on asset and investment sales (6)	1	(6)	(107)	(69)
Gain on deconsolidation of TMAC (7)	—	—	—	(49)
Reclamation charges (8)	33	94	33	94
Ghana Investment Agreement (9)	—	18	—	18
Loss on debt repayment (10)	33	—	36	—
La Quinua leach pad revision (11)	—	—	17	—
Tax adjustments (12)	120	130	500	209
Adjusted net income (loss)	$133	$(9)	$619	$327

Batu Hijau operations	48	29	243	194
Batu Hijau tax adjustments (12)	—	—	—	(14)
Adjusted net income (loss) including Batu Hijau operations	$181	$20	$862	$507

Net income (loss) per share, basic	$(0.65)	$(0.50)	$(1.18)	$0.43
Loss (income) attributable to Newmont stockholders from discontinued operations, net of taxes
Holt property royalty obligation	(0.05)	0.02	0.09	(0.05)
Batu Hijau operations	(0.08)	(0.06)	(0.45)	(0.38)
Loss on sale of Batu Hijau	0.05	—	1.13	—
Net income (loss) attributable to Newmont stockholders from continuing operations	(0.73)	(0.54)	(0.41)	—
Impairment of investments, net of taxes	—	0.01	—	0.14
Impairment of long-lived assets, net of taxes	0.63	0.03	0.63	0.04
Restructuring and other, net of taxes	—	—	0.03	0.03
Acquisition costs, net of taxes	—	—	0.01	0.02
Loss (gain) on asset and investment sales, net of taxes	0.01	(0.01)	(0.20)	(0.13)
Gain on deconsolidation of TMAC, net of taxes	—	0.01	—	(0.09)
Reclamation charges, net of taxes	0.06	0.18	0.06	0.18
Ghana Investment Agreement, net of taxes	—	0.03	—	0.03
Loss on debt repayment, net of taxes	0.06	—	0.07	—
La Quinua leach pad revision, net of taxes	—	—	0.03	—
Tax adjustments	0.22	0.26	0.95	0.41
Adjusted net income (loss) per share, basic	$0.25	$(0.03)	$1.17	$0.63

Batu Hijau operations	0.08	0.06	0.45	0.38
Batu Hijau tax adjustments	—	—	—	(0.02)
Adjusted net income (loss) including Batu Hijau operations per share, basic	$0.33	$0.03	$1.62	$0.99

Net income (loss) per share, diluted	$(0.65)	$(0.50)	$(1.18)	$0.43
Loss (income) attributable to Newmont stockholders from discontinued operations, net of taxes
Holt property royalty obligation	(0.05)	0.02	0.09	(0.05)
Batu Hijau operations	(0.08)	(0.06)	(0.45)	(0.38)
Loss on sale of Batu Hijau	0.05	—	1.13	—
Net income (loss) attributable to Newmont stockholders from continuing operations	(0.73)	(0.54)	(0.41)	—
Impairment of investments, net of taxes	—	0.01	—	0.14
Impairment of long-lived assets, net of taxes	0.63	0.03	0.63	0.04
Restructuring and other, net of taxes	—	—	0.03	0.03
Acquisition costs, net of taxes	—	—	0.01	0.02
Loss (gain) on asset and investment sales, net of taxes	0.01	(0.01)	(0.20)	(0.13)
Gain on deconsolidation of TMAC, net of taxes	—	0.01	—	(0.09)
Reclamation charges, net of taxes	0.06	0.18	0.06	0.18
Ghana Investment Agreement, net of taxes	—	0.03	—	0.03
Loss on debt repayment, net of taxes	0.06	—	0.07	—
La Quinua leach pad revision, net of taxes	—	—	0.03	—
Tax adjustments	0.22	0.26	0.94	0.41
Adjusted net income (loss) per share, diluted	$0.25	$(0.03)	$1.16	$0.63

Batu Hijau operations	0.08	0.06	0.45	0.38
Batu Hijau tax adjustments	—	—	—	(0.03)
Adjusted net income (loss) including Batu Hijau operations per share, diluted	$0.33	$0.03	$1.61	$0.98

(1)	Loss (income) from discontinued operations relates to (i) adjustments in our Holt property royalty, presented net of tax expense (benefit) of $13, $(4),$(19) and $11, respectively, (ii) Batu Hijau operations, presented net of tax expense (benefit) of $51, $59, $309 and $253, respectively, and amounts attributed to noncontrolling interest income (expense) of $(45), $(47), $(274) and $(224), respectively, and (iii) the loss on sale of Batu Hijau.
(2)	Impairment of investments, included in Other income, net, represents other-than-temporary impairments on equity and cost method investments. Amounts are presented net of tax expense (benefit) of $-, $(5), $- and $(41), respectively.
(3)	Impairment of long-lived assets, included in Impairment of long-lived assets, represents non-cash write-downs. The 2016 impairments include $970 related to long-lived assets in Yanacocha in the fourth quarter of 2016. Amounts are presented net of tax expense (benefit) of $(179), $18, $(180) and $(20), respectively, and amounts attributed to noncontrolling interest income (expense) of $(460), $(14), $(461) and $(14), respectively.
(4)	Restructuring and other, included in Other expense, net, represents certain costs associated with severance and outsourcing costs and accrued legal costs in our Africa region during 2016, as well as system integration costs related to our acquisition of CC&V. Amounts are presented net of tax expense (benefit) of $1, $(3), $(9) and $(12), respectively and amounts attributed to noncontrolling interest income (expense) of $(3), $(2), $(5) and $(5), respectively.
(5)	Acquisition costs, included in Other expense, net represents adjustments in 2016 to the contingent consideration liability from the acquisition of Boddington and costs associated withthe acquisition of CC&V in 2015. Amounts are presented net of tax expense (benefit) of $-, $(2), $(4) and $(7), respectively.
(6)	Loss (gain) on asset and investment sales, included in Other income, net, primarily represents the sale of our holdings in Regis in the first quarter of 2016; income recorded in the third quarter of 2016 associated with contingent consideration from the sale of certain properties in our North America segment during 2015; land sales of Hemlo mineral rights in Canada and the Relief Canyon mine in Nevada during the first quarter of 2015; and gains related to the sale of our holdings in EGR in the third quarter of 2015 and Waihi in the fourth quarter of 2015. Amounts are presented net of tax expense (benefit) of $-, $3, $1 and $49, respectively.
(7)	Gain on deconsolidation of TMAC, included in Other income, net, resulted from the deconsolidation of TMAC in the third quarter of 2015. Amounts are presented net of tax expense (benefit) of $-, $-, $- and $27, respectively.
(8)	Reclamation charges, included in Reclamation and remediation, primarily represent adjustments to reclamation liabilities associated with (i) the review of the Yanacocha long-term mining and closure plans during the fourth quarter of 2016 and (ii) revisions to the remediation plan of the Midnite mine during the fourth quarter of 2015. Amounts are presented net of tax expense (benefit) of $(18), $(51), $(18) and $(51), respectively, and amounts attributed to noncontrolling interest income (expense) of $(37), $-, $(37) and $-, respectively.
(9)	Ghana Investment Agreement, included in Other expense, net, represents a charge from the ratification of revised investment agreements by Ghana’s Parliament during the fourth quarter of 2015. Amounts are presented net of tax expense (benefit) of $-, $(9), $- and $(9), respectively.
(10)	Loss on debt repayment, included in Other income, net, represents the impact of the debt tender offer on our 2019 Senior Notes and 2039 Senior Notes during the first quarter of 2016 and the debt tender offer on our 2022 Senior Notes during the fourth quarter of 2016. Amounts are presented net of tax expense of $(18), $-, $(19) and $-, respectively.
(11)	La Quinua leach pad revision, included in Costs applicable to sales and Depreciation and amortization, represents a significant write-down of the estimated recoverable ounces at our Yanacocha operation during the third quarter of 2016. Amounts are presented net of tax expense (benefit) of $-, $-, $(9) and $-, respectively, and amounts attributed to noncontrolling interest income (expense) of $-, $-, $(25) and $-, respectively.
(12)	Tax adjustments include movements in tax valuation allowance and tax adjustments. These tax adjustments were primarily the result of a tax restructuring and a loss carryback which resulted in an increase in the Company’s valuation allowance on credits and capital losses. In addition, an impairment at Yanacocha in the fourth quarter of 2016 resulted in a valuation allowance on the U.S. tax asset related to this investment.

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA)

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss) attributable to Newmont stockholders	$(344)	$(254)	$(627)	$220
Net income (loss) attributable to noncontrolling interests, net of tax
Continuing operations	(508)	(151)	(570)	(140)
Batu Hijau operations	45	47	274	224
	(463)	(104)	(296)	84
Loss (income) from discontinued operations, net of tax (1)
Holt property royalty obligation	(22)	7	50	(27)
Batu Hijau operations	(93)	(76)	(517)	(418)
Loss on sale of Batu Hijau	23	—	600	—
	(92)	(69)	133	(445)
Equity loss (income) of affiliates	5	11	13	45
Income and mining tax expense (benefit)	8	89	563	391
Depreciation and amortization	328	310	1,220	1,102
Interest expense, net	69	71	273	297
EBITDA	$(489)	$54	$1,279	$1,694
Adjustments:
Impairment of investments (2)	$—	$13	$—	$115
Impairment of long-lived assets (3)	973	50	977	56
Restructuring and other (4)	6	8	32	34
Acquisition costs (5)	(1)	4	10	19
Gain on deconsolidation of TMAC (6)	—	—	—	(76)
Reclamation charges (7)	88	145	88	145
Ghana Investment Agreement (8)	—	27	—	27
Loss on debt repayment (9)	51	—	55	—
La Quinua leach pad revision (10)	—	—	32	—
Loss (gain) on asset and investment sales (11)	1	(9)	(108)	(118)
Adjusted EBITDA	$629	$292	$2,365	$1,896

Income from discontinued operations of Batu Hijau, net of tax	93	76	517	418
Batu Hijau Income and mining tax expense	51	59	309	253
Batu Hijau Depreciation and amortization	19	33	134	137
Batu Hijau Interest expense, net	—	6	15	28
Adjusted EBITDA including Batu Hijau	$792	$466	$3,340	$2,732

(1)	Loss (income) from discontinued operations relates to (i) adjustments in our Holt property royalty, presented net of tax expense (benefit) of $13, $(4), $19 and $(11), respectively, (ii) Batu Hijau operations, presented net of tax expense (benefit) of $51, $59, $309 and $253, respectively, and (iii) the loss on sale of Batu Hijau.
(2)	Impairment of investments, included in Other income, net, represents other-than-temporary impairments on equity and cost method investments.
(3)	Impairment of long-lived assets, included in Impairment of long-lived assets, represents non-cash write-downs. The 2016 impairments include $970 related to long-lived assets in Yanacocha in the fourth quarter of 2016.
(4)	Restructuring and other, included in Other expense, net, represents certain costs associated with severance and outsourcing costs and accrued legal costs in our Africa region during 2016, as well as system integration costs related to our acquisition of CC&V.
(5)	Acquisition costs, included in Other expense, net represents adjustments in 2016 to the contingent consideration liability from the acquisition of Boddington and costs associated with the acquisition of CC&V in 2015.
(6)	Gain on deconsolidation of TMAC, included in Other income, net, resulted from the deconsolidation of TMAC in the third quarter of 2015.
(7)	Reclamation charges, included in Reclamation and remediation, primarily represent adjustments to reclamation liabilities associated with (i) the review of the Yanacocha long-term mining and closure plans during the fourth quarter of 2016 and (ii) revisions to the remediation plan of the Midnite mine during the fourth quarter of 2015.
(8)	Ghana Investment Agreement, included in Other expense, net, represents a charge from the ratification of revised investment agreements by Ghana’s Parliament during the fourth quarter of 2015.
(9)	Loss on debt repayment, included in Other income, net, represents the impact of the debt tender offer on our 2019 Senior Notes and 2039 Senior Notes during the first quarter of 2016 and the debt tender offer on our 2022 Senior Notes during the fourth quarter of 2016.
(10)	La Quinua leach pad revision, included in Costs applicable to sales, represents a significant write-down of the estimated recoverable ounces at our Yanacocha operation during the third quarter of 2016.
(11)	Loss (gain) on asset and investment sales, included in Other income, net, primarily represents the sale of our holdings in Regis in the first quarter of 2016; income recorded in the third quarter of 2016 associated with contingent consideration from the sale of certain properties in our North America segment during 2015; land sales of Hemlo mineral rights in Canada and the Relief Canyon mine in Nevada during the first quarter of 2015; and gains related to the sale of our holdings in EGR in the third quarter of 2015 and Waihi in the fourth quarter of 2015.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by operating activities less Net cash provided by operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Statements of Consolidated Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Statements of Consolidated Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash used in investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$633	$272	$2,786	$2,145
Less: Net cash provided by operating activities of discontinued operations	(43)	12	(869)	(557)
Net cash provided by operating activities of continuing operations	590	284	1,917	1,588
Less: Additions to property, plant and mine development	(301)	(422)	(1,133)	(1,311)
Free Cash Flow	$289	$(138)	$784	$277

Net cash used in investing activities (1)	$622	$(389)	$(80)	$(2,041)
Net cash provided by (used in) financing activities	$(556)	$(65)	$(1,801)	$296
(1)	Net cash used in investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Costs applicable to sales (1)	$976	$908	$3,547	$3,347
Gold sold (thousand ounces)	1,433	1,265	5,199	5,052
Costs applicable to sales per ounce	$681	$718	$682	$663
(1)	Includes by-product credits of $13 and $8 during the three months ended December 31, 2016 and 2015, respectively, and $44 and $40 during the years ended December 31, 2016 and 2015, respectively.

Costs applicable to sales per pound

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Costs applicable to sales (1)	$60	$61	$225	$231
Copper sold (million pounds)	32	36	116	129
Costs applicable to sales per pound	$1.88	$1.69	$1.95	$1.80
(1)	Includes by-product credits of $2 and $1 during the three months ended December 31, 2016 and 2015, respectively, and $6 and $5 during the years ended December 31, 2016 and 2015, respectively.

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as Costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP-measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and in the investor’s visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs Applicable to Sales - Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Statements of Consolidated Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold or a pound of copper is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Statements of Consolidated Operations less the amount of CAS attributable to the production of copper at our Phoenix and Boddington mines. The copper CAS at those mine sites is disclosed in Note 5 to the Consolidated Financial Statements. The allocation of CAS between gold and copper at the Phoenix and Boddington mines is based upon the relative sales value of copper and gold produced during the period.

Reclamation Costs - Includes accretion expense related to Asset Retirement Obligation (“ARO”) and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the ARO and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Advanced projects, research and development and Exploration - Includes incurred expenses related to projects that are designed to increase or enhance current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Statements of Consolidated Operations less the amount attributable to the production of copper at our Phoenix and Boddington mines. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

General and Administrative - Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate and regional structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other expense, net - Includes administrative costs to support current production. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Treatment and Refining Costs - Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Statements of Consolidated Operations.

Sustaining Capital - We determined sustaining capital as those capital expenditures that are necessary to maintain current production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance production or reserves, are considered development. We determined the classification of sustaining and development capital projects based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
December 31, 2016	to Sales (1)(2)(3)	Costs (4)	Exploration	Administrative	Net (5)	Costs	Capital (6)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$212	$1	$5	$—	$—	$—	$58	$276	261	$1,057
Phoenix	46	2	—	—	1	1	4	54	55	982
Twin Creeks	64	1	2	—	—	—	7	74	108	685
Long Canyon	4	—	—	—	—	—	1	5	22	227
CC&V	60	1	4	1	—	—	4	70	108	648
Other North America	—	—	6	—	2	—	3	11	—	—
North America	386	5	17	1	3	1	77	490	554	884

Yanacocha	129	14	9	—	(2)	—	16	166	158	1,051
Merian	34	—	3	—	—	—	—	37	99	374
Other South America	—	—	12	2	—	—	—	14	—	—
South America	163	14	24	2	(2)	—	16	217	257	844

Boddington	139	2	1	—	—	6	19	167	206	811
Tanami	58	1	3	—	—	—	27	89	102	873
Kalgoorlie	68	2	1	—	—	3	6	80	103	777
Other Asia Pacific	—	—	3	3	1	—	4	11	—	—
Asia Pacific	265	5	8	3	1	9	56	347	411	844

Ahafo	101	1	8	—	—	—	15	125	85	1,471
Akyem	61	2	—	—	—	—	7	70	126	556
Other Africa	—	—	—	1	—	—	—	1	—	—
Africa	162	3	8	1	—	—	22	196	211	929

Corporate and Other	—	—	13	47	1	—	4	65	—	—
Total Gold	$976	$27	$70	$54	$3	$10	$175	$1,315	1,433	$918

Copper
Phoenix	$23	$1	$—	$1	$—	$1	$2	$28	10	$2.80
Boddington	37	—	—	—	—	4	5	46	22	2.09
Total Copper	$60	$1	$—	$1	$—	$5	$7	$74	32	$2.31

Consolidated	$1,036	$28	$70	$55	$3	$15	$182	$1,389
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $15.
(3)	Includes stockpile and leach pad inventory adjustments of $46 at Yanacocha, $37 at Ahafo, $26 at Carlin and $7 at Twin Creeks.
(4)	Reclamation costs include operating accretion of $18 and amortization of asset retirement costs of $10.
(5)	Other expense, net is adjusted for restructuring and other costs of $7 and changes in Boddington contingent consideration of $(1).
(6)	Excludes development capital expenditures, capitalized interest, and the increase in accrued capital, totaling $119. The following are major development projects during the period: Merian, Long Canyon and the CC&V and Tanami expansions.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
December 31, 2015	to Sales (1)(2)(3)	Costs (4)	Exploration	Administrative	Net (5)	Costs	Capital (6)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$217	$1	$4	$1	$—	$—	$64	$287	224	$1,281
Phoenix	42	—	—	—	1	2	3	48	45	1,067
Twin Creeks	56	1	1	—	2	—	10	70	107	654
CC&V (7)	34	1	2	—	—	—	6	43	49	878
Other North America (8)	—	—	11	—	(2)	—	5	14	—	—
North America	349	3	18	1	1	2	88	462	425	1,087

Yanacocha	159	24	15	1	1	—	38	238	217	1,097
Other South America (9)	—	—	18	3	2	—	—	23	—	—
South America	159	24	33	4	3	—	38	261	217	1,203

Boddington	159	2	1	—	—	7	13	182	231	788
Tanami	53	1	2	1	—	—	23	80	93	860
Waihi (10)	6	—	—	—	—	—	1	7	13	538
Kalgoorlie	66	—	1	1	—	2	7	77	85	906
Other Asia Pacific	—	—	2	6	6	—	3	17	—	—
Asia Pacific	284	3	6	8	6	9	47	363	422	860

Ahafo	55	2	8	1	—	—	17	83	81	1,025
Akyem	61	1	2	—	(1)	—	14	77	120	642
Other Africa	—	—	—	2	—	—	—	2	—	—
Africa	116	3	10	3	(1)	—	31	162	201	806

Corporate and Other	—	—	12	45	1	—	5	63	—	—
Total Gold	$908	$33	$79	$61	$10	$11	$209	$1,311	1,265	$1,036

Copper
Phoenix	$22	$1	$—	$—	$—	$1	$2	$26	11	$2.36
Boddington	39	1	1	—	—	5	3	49	25	1.96
Total Copper	$61	$2	$1	$—	$—	$6	$5	$75	36	$2.08

Consolidated	$969	$35	$80	$61	$10	$17	$214	$1,386
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $9.
(3)	Includes stockpile and leach pad inventory adjustments of $30 at Carlin, $34 at Yanacocha and $2 at Twin Creeks.
(4)	Reclamation costs include operating accretion of $19 and amortization of asset retirement costs of $16.
(5)	Other expense, net is adjusted for restructuring costs and other of $8, the Ghana Investment Agreement payment of $27 and acquisition costs of $4.
(6)	Excludes development capital expenditures, capitalized interest, and the decrease in accrued capital, totaling $208. The following are major development projects during the period: Turf Vent Shaft, Merian, Long Canyon and the CC&V expansion project	.
(7)	The Company acquired the CC&V gold mining business on August 3, 2015.
(8)	Advanced Projects, Research and Development and Exploration incurred at Long Canyon of $8 is included in Other North America.
(9)	Advanced Projects, Research and Development and Exploration incurred at Merian of $4 were previously included in Corporate and Other is included in Other South America.
(10)	On October 29, 2015, the Company sold the Waihi mine.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Years Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
December 31, 2016	to Sales (1)(2)(3)	Costs (4)	Exploration	Administrative	Net (5)	Costs	Capital (6)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$797	$5	$19	$5	$—	$—	$163	$989	944	$1,048
Phoenix	164	5	1	1	1	8	12	192	205	937
Twin Creeks	234	3	8	1	—	—	33	279	455	613
Long Canyon (7)	4	—	—	—	—	—	1	5	22	227
CC&V	216	4	11	2	—	—	10	243	391	621
Other North America	—	—	32	—	5	—	7	44	—	—
North America	1,415	17	71	9	6	8	226	1,752	2,017	869

Yanacocha	493	57	35	7	—	—	82	674	637	1,058
Merian (8)	34	—	3	—	—	—	—	37	99	374
Other South America	—	—	57	6	—	—	—	63	—	—
South America	527	57	95	13	—	—	82	774	736	1,052

Boddington	530	6	1	—	—	22	51	610	787	775
Tanami	238	3	13	—	—	—	85	339	459	739
Kalgoorlie	257	5	5	—	—	7	19	293	378	775
Other Asia Pacific	—	—	8	15	5	—	6	34	—	—
Asia Pacific	1,025	14	27	15	5	29	161	1,276	1,624	786

Ahafo	313	6	28	—	1	—	54	402	349	1,152
Akyem	235	8	8	—	1	—	24	276	473	584
Other Africa	—	—	2	5	—	—	—	7	—	—
Africa	548	14	38	5	2	—	78	685	822	833

Corporate and Other	—	—	51	190	3	—	10	254	—	—
Total Gold	$3,515	$102	$282	$232	$16	$37	$557	$4,741	5,199	$912

Copper
Phoenix	$99	$3	$—	$1	$—	$3	$9	$115	40	$2.88
Boddington	126	1	—	—	—	13	12	152	76	2.00
Total Copper	$225	$4	$—	$1	$—	$16	$21	$267	116	$2.30

Consolidated	$3,740	$106	$282	$233	$16	$53	$578	$5,008
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $50.
(3)	Includes stockpile and leach pad inventory adjustments of $117 at Yanacocha, $77 at Carlin, $71 at Ahafo and $18 at Twin Creeks. Total stockpile and leach pad inventory adjustments at Yanacocha of $151 were adjusted above by $32 related to a significant write-down of recoverable ounces at the La Quinua Leach Pad in the third quarter of 2016.
(4)	Reclamation costs include operating accretion of $75 and amortization of asset retirement costs of $31.
(5)	Other expense, net is adjusted for restructuring and other costs of $32 and acquisition costs of $10.
(6)	Excludes development capital expenditures, capitalized interest, and the increase in accrued capital, totaling $555. The following are major development projects during the period: Merian, Long Canyon and the CC&V and Tanami expansions.
(7)	Advanced Projects, Research and Development and Exploration incurred at Long Canyon prior to reaching commercial production in November 2016 of $20 is included in Other North America.
(8)	Advanced Projects, Research and Development and Exploration incurred at Merian prior to reaching commercial production in October 2016 of $21 is included in Other South America.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Years Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
December 31, 2015	to Sales (1)(2)(3)	Costs (4)	Exploration	Administrative	Net (5)	Costs	Capital (6)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$790	$4	$16	$7	$—	$—	$188	$1,005	886	$1,134
Phoenix	163	4	2	2	1	8	15	195	199	980
Twin Creeks	246	4	8	2	2	—	47	309	473	653
CC&V (7)	44	2	3	—	—	—	7	56	82	683
Other North America (8)	—	—	30	—	3	—	8	41	—	—
North America	1,243	14	59	11	6	8	265	1,606	1,640	979

Yanacocha	564	97	37	15	3	—	97	813	924	880
Other South America (9)	—	—	58	4	2	—	—	64	—	—
South America	564	97	95	19	5	—	97	877	924	949

Boddington	570	9	2	—	—	24	47	652	816	799
Tanami	225	3	7	1	—	—	78	314	434	724
Waihi (10)	55	2	3	—	—	—	3	63	116	543
Kalgoorlie	272	5	3	1	—	5	21	307	318	965
Other Asia Pacific	—	—	5	17	14	—	6	42	—	—
Asia Pacific	1,122	19	20	19	14	29	155	1,378	1,684	818

Ahafo	206	7	24	1	1	—	57	296	332	892
Akyem	212	6	8	—	—	—	44	270	472	572
Other Africa	—	—	2	9	—	—	—	11	—	—
Africa	418	13	34	10	1	—	101	577	804	718

Corporate and Other	—	—	72	181	10	—	10	273	—	—
Total Gold	$3,347	$143	$280	$240	$36	$37	$628	$4,711	5,052	$933

Copper
Phoenix	$91	$3	$1	$1	$—	$3	$9	$108	47	$2.30
Boddington	140	2	1	—	—	15	11	169	82	2.06
Total Copper	$231	$5	$2	$1	$—	$18	$20	$277	129	$2.15

Consolidated	$3,578	$148	$282	$241	$36	$55	$648	$4,988
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $45.
(3)	Includes stockpile and leach pad inventory adjustments of $116 at Carlin, $14 at Twin Creeks, $77 at Yanacocha and $19 at Boddington.
(4)	Reclamation costs include operating accretion of $74 and amortization of asset retirement costs of $74.
(5)	Other expense, net is adjusted for restructuring costs and other of $34, the Ghana Investment Agreement payment of $27 and acquisition costs of $19.
(6)	Excludes development capital expenditures, capitalized interest, and the decrease in accrued capital, totaling $663. The following are major development projects during the period: Turf Vent Shaft, Merian, Long Canyon and the CC&V expansion project	.
(7)	The Company acquired the CC&V gold mining business on August 3, 2015.
(8)	Advanced Projects, Research and Development and Exploration incurred at Long Canyon of $22 is included in Other North America.
(9)	Advanced Projects, Research and Development and Exploration incurred at Merian of $12 were previously included in Corporate and Other is included in Other South America.
(10)	On October 29, 2015, the Company sold the Waihi mine.

Similar to the historical AISC amounts presented above, AISC outlook is also a non-GAAP financial measure. A reconciliation of the 2017 Gold AISC outlook range to the 2017 CAS outlook range is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2017 Outlook - Gold	Outlook range
	Low	High
Costs Applicable to Sales (1)(2)	$3,835	$4,185
Reclamation Costs (3)	110	130
Advanced Projects and Exploration	325	375
General and Administrative	225	250
Other Expense	5	30
Treatment and Refining Costs	20	40
Sustaining Capital (4)	600	700
All-in Sustaining Costs (5)	$5,125	$5,630
Ounces (000) Sold	5,275	5,770
All-in Sustaining Costs per oz (5)	$940	$1,000
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Excludes development capital expenditures, capitalized interest and increase in accrued capital.
(5)	The reconciliation above is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Ranges for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2017 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site-by-site basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts. See the Cautionary Statement at the end of this news release for additional information.

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the Net consolidated gold and copper sales by the consolidated gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Sales	$1,789	$1,452	$6,711	$6,085
Consolidated copper sales, net	(79)	(68)	(250)	(280)
Consolidated gold sales, net	$1,710	$1,384	$6,461	$5,805

Gross before provisional pricing	$1,731	$1,397	$6,485	$5,850
Provisional pricing mark-to-market	(11)	(2)	13	(8)
Gross after provisional pricing	1,720	1,395	6,498	5,842
Treatment and refining charges	(10)	(11)	(37)	(37)
Net	$1,710	$1,384	$6,461	$5,805
Consolidated gold ounces sold (thousands):	1,433	1,265	5,199	5,052
Average realized gold price (per ounce):
Gross before provisional pricing	$1,208	$1,103	$1,247	$1,158
Provisional pricing mark-to-market	(8)	(1)	3	(2)
Gross after provisional pricing	1,200	1,102	1,250	1,156
Treatment and refining charges	(7)	(9)	(7)	(7)
Net	$1,193	$1,093	$1,243	$1,149

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Sales	$1,789	$1,452	$6,711	$6,085
Consolidated gold sales, net	(1,710)	(1,384)	(6,461)	(5,805)
Consolidated copper sales, net	$79	$68	$250	$280

Consolidated copper sales:
Gross before provisional pricing	$78	$77	$261	$319
Provisional pricing mark-to-market	5	(4)	5	(21)
Gross after provisional pricing	83	73	266	298
Treatment and refining charges	(4)	(5)	(16)	(18)
Net	$79	$68	$250	$280
Consolidated copper pounds sold (millions):	32	36	116	129
Average realized copper price (per pound):
Gross before provisional pricing	$2.46	$2.20	$2.25	$2.48
Provisional pricing mark-to-market	0.16	(0.12)	0.04	(0.17)
Gross after provisional pricing	2.62	2.08	2.29	2.31
Treatment and refining charges	(0.13)	(0.15)	(0.14)	(0.14)
Net	$2.49	$1.93	$2.15	$2.17

Gold By-Product Metrics

Copper is a by-product often obtained during the process of extracting and processing the primary ore-body. In our GAAP Condensed Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper is a co-product, or significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Condensed Consolidated Financial Statements.

Gold By-Product Metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold By-Product Metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper production as a by-product, even when copper is the primary ore-body. These metrics are calculated by subtracting copper sales recognized from Sales and including these amounts as offsets to CAS.

Gold By-Product Metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Consolidated gold sales, net	$1,710	$1,384	$6,461	$5,805
Consolidated copper sales, net	79	68	250	280
Sales	$1,789	$1,452	$6,711	$6,085

Costs applicable to sales	$1,036	$969	$3,772	$3,578
Less: Consolidated copper sales, net	(79)	(68)	(250)	(280)
By-Product costs applicable to sales	$957	$901	$3,522	$3,298
Gold sold (thousand ounces)	1,433	1,265	5,199	5,052
Total Gold CAS per ounce (by-product)	$668	$712	$677	$653

Total AISC	$1,389	$1,386	$5,008	$4,988
Less: Consolidated copper sales, net	(79)	(68)	(250)	(280)
By-Product AISC	$1,310	$1,318	$4,758	$4,708
Gold sold (thousand ounces)	1,433	1,265	5,199	5,052
Total Gold AISC per ounce (by-product)	$914	$1,042	$915	$932

Conference call information

Newmont Mining Corporation (NYSE: NEM) announced it will report fourth quarter and full year 2016 operations and financial results after the market closes on Tuesday, February 21, 2017. A conference call will be held on Wednesday, February 22, 2017 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details
Dial-In Number 800.857.6428
Intl Dial-In Number 517.623.4916
Leader Meredith Bandy
Passcode Newmont
Replay Number 800.867.1928
Intl Replay Number 203.369.3838

Webcast Details

URL: http://event.on24.com/wcc/r/1286756/21169E2C08BBA14CF7AFA4E5092C8F16

The fourth quarter and full year 2016 results will be available after the market closes on Tuesday, February 21, 2017 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs applicable to sales and All-in sustaining costs; (iii) estimates of future capital expenditures; (iv) estimates of future cost reductions and efficiencies; (v) expectations regarding the development, growth and potential of the Company’s operations, projects and investment, including, without limitation, expected returns, life of mine, commercial start and first production and upside; (vi) expectations regarding future debt repayments and ; (vii) expectations regarding future free cash flow generation, liquidity and balance sheet strength; and (viii) expectations regarding the potential receipt of contingent payments in connection with the sale of Batu Hijau. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s operations and projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineralized material estimates; and (viii) other assumptions noted herein. The amount of contingent payment received in the future in connection with the sale of Batu Hijau will also remain subject to risks and uncertainties, including copper prices and future production and development at Batu Hijau and Elang. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Other risks relating to forward looking statements in regard to the Company’s business and future performance may include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2016 Annual Report on Form 10-K, filed on February 21, 2017, with the Securities and Exchange Commission (SEC), and as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

Investors are reminded that this news release should be read in conjunction with Newmont’s Form 10-K expected to be filed on or about February 21, 2017 with the SEC (also available at www.newmont.com).

CONTACT:
Newmont Mining Corporation
Investor Contacts
Meredith Bandy, 303-837-5143
meredith.bandy@newmont.com
or
Media Contacts
Omar Jabara, 303-837-5114
omar.jabara@newmont.com